Exhibit (a)(5)(G)

BRODSKY & SMITH, LLC Evan J. Smith 9595 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212 Phone: (877) 534-2590 Facsimile: (610) 667-9029 esmith@brodskysmith.com Attorneys for Plaintiff [Additional Counsel on Signature Page] UNITED STATES DISTRICT COURT CENTRAL DISTRICT OF CALIFORNIA LOUIS SCARANTINO, On Behalf of Himself and All Others Similarly Case No. Situated, Plaintiff, CLASS ACTION v. COMPLAINT FOR VIOLATION MRV COMMUNICATIONS, INC., OF THE SECURITIES KENNETH TRAUB, ROBERT PONS, EXCHANGE ACT OF 1934 MARK J. BONNEY, JEANNIE H. DIEFENDERFER, BRIAN BELLINGER, JEFFREY TUDER, JURY TRIAL DEMANDED ADVA OPTICAL NETWORKING, ADVA NA HOLDINGS, INC., AND GOLDEN ACQUISITION CORPORATION, Defendants. Plaintiff, by and through his attorneys, alleges upon personal knowledge as to himself, and upon information and belief based upon, among other things, the investigation of counsel as to all other allegations herein, as follows: SUMMARY OF THE ACTION 1. This action stems from a proposed transaction announced on July 3, 2017 (the “Proposed Transaction”), pursuant to which MRV Communications, Inc. (“MRVC” or the “Company”) will be acquired by affiliates of ADVA Optical 1 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Networking. 2. On July 2, 2017, MRVC’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with ADVA NA Holdings, Inc. (“Parent”) and Golden Acquisition Corporation (“Merger Sub,” and together with Parent and ADVA Optical Networking, “ADVA”). Pursuant to the terms of the Merger Agreement, ADVA commenced a tender offer, set to expire on August 11, 2017, and shareholders of MRVC will receive $10.00 in cash for each share of MRVC common stock. 3. On July 17, 2017, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional 2 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

notions of fair play and substantial justice. 7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of MRVC common stock. 9. Defendant MRVC is a Delaware corporation and maintains its principal executive offices at 20520 Nordhoff Street, Chatsworth, CA 91311. MRVC’s common stock is traded on the NasdaqCM under the ticker symbol “MRVC.” 10. Defendant Kenneth Traub (“Traub”) has served as Chairman of the Board since January 2012 and as a director since October 2011. 11. Defendant Robert Pons (“Pons”) has served as Vice-Chairman of the Board since January 2012. 12. Defendant Mark J. Bonney (“Bonney”) is President and Chief Executive Officer (“CEO”) of MRVC, and has been a director since April 2013. Bonney served as Executive Vice President and Chief Financial Officer (“CFO”) from August 2014 to December 2014. 13. Defendant Jeannie H. Diefenderfer (“Diefenderfer”) is a director of MRVC. 14. Defendant Brian Bellinger (“Bellinger”) is a director of MRVC. 15. Defendant Jeffrey Tuder (“Tuder”) is a director of MRVC. 16. The defendants identified in paragraphs 10 through 15 are collectively referred to herein as the “Individual Defendants.” 17. Defendant Parent is a Delaware corporation and a party to the Merger Agreement. 3 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

18. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of the Parent, and a party to the Merger Agreement. 19. Defendant ADVA Optical Networking is a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union. CLASS ACTION ALLEGATIONS 20. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of MRVC (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 21. This action is properly maintainable as a class action. 22. The Class is so numerous that joinder of all members is impracticable. As of July 2, 2017, there were approximately 6,812,047 shares of MRVC common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 23. Questions of law and fact are common to the Class, including, among others, whether defendants violated the 1934 Act and whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 24. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 4 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

25. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 26. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. SUBSTANTIVE ALLEGATIONS Background of the Company and the Proposed Transaction 27. MRVC is a global supplier of packet and optical solutions that power the world’s largest networks. 28. MRVC’s products combine innovative hardware with intelligent software to make networks smarter, faster, and more efficient. 29. The Company enables service providers, data center operators, and large enterprises to cost-effectively evolve their networks to address mission-critical applications, such as high-capacity cloud and data center connectivity, business services, mobile backhaul, and the migration to virtualized and programmable networks. 30. On March 9, 2017, MRVC issued a press release wherein it reported its financial results for the three- and twelve-months ended December 31, 2016. For the fourth quarter of 2016, the Company reported that revenue was $20.9 million, compared to $18.6 million for the fourth quarter of 2015. GAAP gross profit totaled $10.3 million, an increase of 3% over $10.0 million last year. Additionally, non- 5 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

GAAP gross profit totaled $10.4 million, compared to $10.0 million last year. 31. In the March 9, 2017 press release, the Company also reported numerous key accomplishments from 2016. For example, the Company executed its on the go-to-market strategy, adding new customers in the regional service provider and carrier natural provider target market segments and significantly expanding relationships with existing Tier One accounts. MRVC increased its OptiDriver® customer count to 134 at December 31, 2016, including several new customers in the data center segment, growing the number of cumulative customers by 58% during the year. During 2016, the Company added 49 new OptiDriver customers of which 34 were new optical transport customers for MRVC. The Company also released a new enhancement to the field-proven OptiSwitch® product line the OS-V Series – a portfolio of MEF CE 2.0-Compliant modular and programmable 1GbE and 10GbE CPEs. Further, MRVC received several accolades and numerous awards for the OptiPacket® OPX-1, including the 2016 TMC Labs Innovation Award and the 2016 TMC Communications Solutions Product of the Year Award for MRVC’s 100G CE aggregation capability. 32. With respect to the results, Individual Defendant Bonney commented: In the fourth quarter, we grew revenue 13% year-over year delivering revenue of $20.9 million, despite continued temporary softness in orders from two of our largest customers[.] In the quarter, we accomplished several important product development milestones and completed the transition of all packet and optical manufacturing to a single world-class manufacturing partner. Also, we implemented a cost reduction program that reduces our future operating costs by approximately $5 million per year while preserving our capability to execute on our product roadmap, support all of our customers and grow the business. 33. Additionally, Adam Scheer, the Company’s Chief Operating Officer, 6 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

commented: With most of the heavy lifting associated with our product refresh behind us, the timing was right to streamline our cost structure. The team is now in a stronger position to drive profitable growth. In 2017, we are executing on a number of strategic development activities that include the release of new 100G and 200G products for optical transport, the launch of variants of the OS V-Series for a specific customer, and continued enhancements of our Pro-Vision® service orchestration platform. With these growth initiatives, and with a lower cost structure, we are well positioned for profitable growth going forward. 34. On May 3, 2017, MRVC issued a press release wherein it reported its financial results for the three months ended March 31, 2017. The Company reported that revenue was $21.2 million, compared to $18.9 million, up 12.1%, driven by strong growth of packet and optical products. With respect to the results, Individual Defendant Bonney commented: MRV’s investments in new product development over the past few years has enabled us to deepen our relationships with our major customers while broadening our market opportunities and customer base[.] We increased our revenue 12%, a second consecutive quarter of double digit year-over-year growth. Packet and optical revenue grew 17% year-over-year, with OptiDriver® and OptiSwitch® platforms increasing both quarter-over-quarter and year-over-year. In the quarter, we added 15 new OptiDriver customers. In addition, 13 customers have now purchased our new OptiSwitch V Series of enhanced packet switches. With the lower cost structure resulting from the initiatives we announced last quarter coupled with our increased momentum with both existing and new customers, we have built a strong foundation for sustainable, profitable growth. 35. Nevertheless, the Board caused the Company to enter into the Merger Agreement, pursuant to which MRVC will be acquired for inadequate consideration. 36. The Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting 7 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. 37. Further, the Company must promptly advise ADVA of any proposals or inquiries received from other parties. 38. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants ADVA a “matching right” with respect to any “Superior Proposal” made to the Company. 39. Further locking up control of the Company in favor of ADVA, the Merger Agreement provides for a “termination fee” of $2,410,000 payable by the Company to ADVA if the Individual Defendants cause the Company to terminate the Merger Agreement. 40. By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company. 41. Additionally, Parent and Merger Sub entered into tender and support agreements (the “Support Agreements”) with the Individual Defendants and Raging Capital Management, LLC (“Raging Capital”), pursuant to which they have agreed to tender their shares in the tender offer. Accordingly, approximately 31.37% of the Company’s shares are already locked up in favor of the Proposed Transaction. 42. The consideration to be provided to plaintiff and the Class in the Proposed Transaction is inadequate. 43. Among other things, the intrinsic value of the Company is materially in excess of the amount offered in the Proposed Transaction. 8 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

44. Earlier this month, analysts at Northland Securities reaffirmed a price target for the Company’s stock of $14.00 per share, significantly higher than the merger consideration. 45. The merger consideration also apparently fails to adequately compensate the Company’s stockholders for the significant synergies that will result from the merger. 46. Accordingly, the Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings. The Solicitation Statement Omits Material Information, Rendering It False and Misleading 47. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. 48. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. 49. First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisor, Cowen and Company, LLC (“Cowen”). 50. For example, with respect to the “Bidder Projections,” while the Solicitation Statement discloses certain projected financial information for MRVC, the Solicitation Statement fails to disclose, inter alia: (i) unlevered free cash flow; (ii) taxes; (iii) capital expenditures; (iv) changes in net working capital; (v) stock-based compensation; (vi) EBITDA; (vii) depreciation and amortization; (viii) earnings; and (ix) the Bidder Projections for years 2019 through 2022, or the 9 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

reason(s) the Bidder Projections only include years 2017 and 2018. 51. With respect to the “Non-GAAP Projections,” the Solicitation Statement fails to provide a reconciliation of all non-GAAP to GAAP metrics, as well as the Individual Defendants’ basis for not providing such projections to the prospective bidders. 52. With respect to Cowen’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the projected unlevered free cash flows used by Cowen in the analysis and corresponding definition and line items; (ii) the terminal value of MRVC; and (iii) the inputs and assumptions underlying the discount rate range of 16.0% to 20.0%. 53. With respect to Cowen’s Analysis of Selected Public Companies, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Cowen in the analysis. 54. With respect to Cowen’s Analysis of Selected Transactions, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Cowen in the analysis. 55. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. 56. The omission of this material information renders the Solicitation 10 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.” 57. Second, the Solicitation Statement fails to disclose whether any confidentiality agreements executed by MRVC and the prospective bidders contained standstill and/or “don’t ask, don’t waive” provisions that are or were preventing those counterparties from submitting superior offers to acquire the Company. 58. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so. 59. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.” 60. Third, the Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors. 61. Specifically, the Solicitation Statement fails to disclose the timing and nature of all communications regarding future employment and directorship of MRVC’s officers and directors, including who participated in all such communications. 62. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of 11 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

the Company’s stockholders. 63. Additionally, the Solicitation Statement fails to disclose Individual Defendant Traub’s connections with Raging Capital, which currently owns approximately 31% of the Company’s shares and is a party to one of the Support Agreements. 64. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.” 65. Fourth, the Solicitation Statement omits material information regarding the background of the Proposed Transaction. The Company’s stockholders are entitled to an accurate description of the “process” the directors used in coming to their decision to support the Proposed Transaction. 66. For example, the Solicitation Statement fails to disclose the terms and value of all proposals and indications of interest received by the Company during the process leading up to the Merger Agreement. 67. Additionally, the Solicitation Statement states that: On April 11, 2017, Cowen held a conference call with Other Strategic Interested Party’s financial advisor, who indicated that the Other Strategic Interested Party was moving forward with its other acquisition and could potentially be interested in a roll-up acquisition of MRV following the closing of the other acquisition, but that any potential transaction with MRV was not likely until the summer of 2018 at the earliest. MRV management did not consider such a transaction in 2018 to be a realistic prospect. However, the Solicitation Statement fails to disclose MRVC’s management’s basis for not considering this interest as a “realistic prospect,” as well as whether there were any subsequent communications between the Company’s representatives and 12 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

the “Other Strategic Party.” 68. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.” 69. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to MRVC’s stockholders. COUNT I (Claim for Violation of Section 14(e) of the 1934 Act Against Defendants) 70. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 71. Section 14(e) of the 1934 Act states, in relevant part, that: It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.] 72. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading. 73. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants. 74. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above. 75. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation 13 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Statement. 76. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available. 77. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading. 78. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act. 79. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm. 80. Plaintiff and the Class have no adequate remedy at law. COUNT II (Claim for Violation of 14(d) of the 1934 Act Against Defendants) 81. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 82. Section 14(d)(4) of the 1934 Act states: Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors. 83. Rule 14d-9(d) states, in relevant part: Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate 14 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

summary thereof[.] Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 84. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading. 85. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading. 86. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. 87. Plaintiff and the Class have no adequate remedy at law. COUNT III (Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and ADVA) 88. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 89. The Individual Defendants and ADVA acted as controlling persons of MRVC within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of MRVC and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or 15 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 90. Each of the Individual Defendants and ADVA was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected. 91. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement. 92. ADVA also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement. 93. By virtue of the foregoing, the Individual Defendants and ADVA violated Section 20(a) of the 1934 Act. 94. As set forth above, the Individual Defendants and ADVA had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. 95. As a direct and proximate result of defendants’ conduct, plaintiff and 16 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

the Class are threatened with irreparable harm. 96. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby demands a trial by jury. 17 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Dated: July 25, 2017 BRODSKY & SMITH, LLC By: Evan J. Smith 9595 Wilshire Boulevard, Suite 900 Beverly Hills CA 90212 Phone: (877) 534-2590 Facsimile: (610) 667-9029 esmith@brodskysmith.com Attornevs for Plaintiff OF COUNSEL: RIGRODSKY & LONG, P.A. Brian D. Long 2 Righter Parkway Suite 120 Wilmington, DE 19803 (302) 295-5310 RM LAW, P.C. 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 (484) 324-6800 18 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

CERTIFICATION OF PLAINTIFF I, Louis Scarantino (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that: 1. Plaintiff has reviewed the complaint and authorizes its filing. 2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff’s counsel or in order to participate in any private action. 3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class. 4. Plaintiff’s purchase and sale transactions in the MRV Communications, Inc. (NasdaqCM: MRVC) security that is the subject of this action during the class period is/are as follows: PURCHASES SALES Buy Shares Price per Sell Shares Price per Date Share Date Share 11/4/16 45 $7.75 Please list additional transactions on separate sheet of paper, if necessary. 5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws. 7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court. I declare under penalty of perjury that the foregoing is true and correct. Executed this 25th day of July, 2017. Louis Scarantino